UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 15, 2010
First Franklin Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-16362	31-1221029

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4750 Ashwood Drive, Cincinnati, Ohio 45241
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (513) 469-5352

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b).
     Thomas H. Siemers is retiring from the positions of Chairman of the Board, President and Chief Executive Officer of the registrant, and Chairman of the registrant’s Franklin Savings and Loan Company subsidiary, effective March 31, 2010.
Item 5.02(c).
(1)	John J Kuntz has been appointed Chairman of the Board, President and Chief Executive officer of the registrant, and Chairman of the registrant’s Franklin Savings and Loan Company subsidiary, effective as of April 1, 2010.
(2)	Mr. Kuntz’s age is 57.
Mr. Kuntz is presently a director of the registrant, a position he has held since 2006, and a director of Franklin Savings, a position he has held since 2003.
From 1983 to 2005, Mr. Kuntz was the President and Chief Executive Officer of Intrieve, Incorporated, a company which provided data processing services to financial institutions. Intrieve was acquired in 2005 by Harland Financial Solutions. In April 2005, Mr. Kuntz formed Butler Consulting, a consulting firm specializing in mergers and acquisitions. Since leaving Intrieve, he has also served as an advisor to several start-up technology companies, including Advanced Mechanical Products, which is working on the development of an electric car, and itookthisonmyphone.com, Inc., a company developing smart phone photo technology. From October 2006 through June 2007, Mr. Kuntz served as Vice President — Corporate Development for Petermann Bus Company, a privately-held company specializing in bus transportation for school students and special needs individuals. Since November 2009, Mr. Kuntz has served as President of SLK America, a company that provides out-sourcing technology for financial institutions.
There are no family relationships between Mr. Kuntz and any other director or executive officer of the registrant.
(3)	The registrant is in the process of negotiating a three-year employment agreement with Mr. Kuntz. The compensation components of the agreement will include a base salary of not less than $200,000 and an equity-based incentive award.

Section 9 — Financial Statements and Exhibits
Item 9.01    Financial Statements and Exhibits.
     (a) — (c). Not applicable.
     (d).           Exhibits.

Exhibit No.	Description

99	Press Release of First Franklin Corporation dated February 19, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FRANKLIN CORPORATION
	By:	/s/ Daniel T. Voelpel
Daniel T. Voelpel
Date: February 19, 2010		Vice President and Chief Financial Officer